Exhibit (a)(1)(D)

Offer To Purchase
All Outstanding Shares of Common Stock
of

FUSION-IO, INC.

a Delaware corporation
at
$11.25 NET PER SHARE IN CASH
Pursuant to the Offer to Purchase dated June 24, 2014
by
FLIGHT MERGER SUB, INC.,
a wholly owned subsidiary of
SANDISK CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON JULY 22, 2014, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

June 24, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Flight Merger Sub, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of SanDisk Corporation, a Delaware corporation ("Parent"), to act as Information Agent in connection with Purchaser's offer to purchase all of the outstanding shares of common stock, par value $0.0002 per share (the "Shares"), of Fusion-io, Inc., a Delaware corporation ("Fusion-io"), at a purchase price of $11.25 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 24, 2014 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal") and which, together with the Offer to Purchase and other related materials, each as may be amended or supplemented from time to time, we refer to as the "Offer," enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        Certain conditions to the Offer are described in Section 15 of the Offer to Purchase. The Offer is not subject to a financing condition.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  The Offer to Purchase;

  2.
  The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

  3.
  A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the "Depositary") by 12:00 midnight, New York City time, at the end of the day on July 22, 2014 (the "Expiration Date," unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire); or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

  4.
  A letter to stockholders of Fusion-io from the Chairman of the Board of Fusion-io, accompanied by Fusion-io's Solicitation/Recommendation Statement on Schedule 14D-9;

  5.
  A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

  6.
  A return envelope addressed to the Depositary for your use only.

        We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on July 22, 2014, unless the Offer is extended or earlier terminated.

        Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 16, 2014 (the "Merger Agreement"), by and among Parent, Purchaser and Fusion-io. The Merger Agreement provides that, following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Fusion-io (the "Merger"), with Fusion-io continuing after the Merger as the surviving corporation and a wholly owned subsidiary of Parent.

        After careful consideration, Fusion-io's board of directors, among other things, has unanimously (i) determined that it is in the best interests of Fusion-io and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are fair to, and in the best interests of Fusion-io and its stockholders, (iii) resolved that the Merger Agreement and the Merger be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL") and that (assuming the accuracy of Parent's and Purchaser's representation and warranty that neither is, nor at any time during the last three years has been, an "interested stockholder" of Fusion-io as defined in Section 203 of the DGCL), the Merger shall be consummated as soon as practicable following the time of acceptance for payment of Shares tendered in the Offer and that the transactions contemplated thereby (including the Offer and the Merger) as well as the support agreements with certain Fusion-io stockholders (including all Fusion-io executive officers and directors who are stockholders), pursuant to which such stockholders agreed to, among other things, tender their Shares into the Offer, and the transactions contemplated thereby, are not subject to the provisions of, or any restrictions under, Section 203 of the DGCL, and (iv) resolved to recommend that Fusion-io stockholders accept the Offer, and tender their Shares to Purchaser pursuant to the Offer.

        In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary and either (A) the share certificates evidencing tendered Shares must be received by the Depositary or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described in the Offer to Purchase and a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary (provided in the case of direct registration Shares neither (A) nor (B) will be required), in each case prior to the Expiration Date (as defined in the Offer to Purchase).

        If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

        Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and MacKenzie Partners, Inc., as information agent (the "Information Agent") as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials related to the Offer to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, MacKenzie Partners, Inc. at the address, telephone numbers and email address set forth on the back cover of the Offer to Purchase.

Very truly yours,
MacKenzie Partners, Inc.

Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.